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                                                                       Exhibit 5

November 18, 1996

Board of Directors
Sudbury, Inc.
30100 Chagrin Boulevard
Cleveland, OH 44124

Members of the Board:

     Sudbury, Inc. ("Sudbury"), Intermet Corporation ("Intermet") and I M Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Intermet ("Sub"), have proposed to enter into an Agreement and Plan of Merger dated as of November 18, 1996 (the "Agreement"). Pursuant to the Agreement, Sub will commence a tender offer to purchase all outstanding shares of the common stock, par value $0.01 per share, of Sudbury (the "Sudbury Common Stock") at a purchase price of $12.50 per share, net to the seller in cash (the "Offer"). The Agreement also provides that, following such Offer, Sub will be merged with and into Sudbury (the "Merger" and, together with the Offer, the "Transaction") pursuant to which each outstanding share of Sudbury Common Stock not previously tendered will be converted into the right to receive $12.50 in cash. You have requested our opinion as to whether the cash consideration to be received by the holders of Sudbury Common Stock (other than Intermet and its affiliates) in the Transaction is fair, from a financial point of view, to such holders.

     Alex. Brown & Sons Incorporated ("Alex. Brown"), as a customary part of its investment banking business, is engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, private placements and valuations for estate, corporate and other purposes. We have acted as financial advisor to the Board of Directors of Sudbury in connection with the Transaction and will receive a fee for our services, a significant portion of which is contingent upon the consummation of the Transaction. We have also in the past provided certain valuation services to Sudbury for which we have received compensation. In the ordinary course of business, Alex. Brown may actively trade the securities of both Sudbury and Intermet for our own account and the account of our customers and, accordingly, may at any time hold a long or short position in securities of Sudbury and Intermet.

     In connection with this opinion, we have reviewed certain publicly available financial information and other information concerning Sudbury and certain internal analyses and other information furnished to us by Sudbury. We have also held discussions with the members of the senior managements of Sudbury and Intermet regarding the business and prospects of Sudbury. In addition, we have (i) reviewed the reported prices and trading activity for Sudbury Common Stock, (ii) compared certain financial and stock market information for Sudbury with similar information for certain other companies whose securities are publicly traded, (iii) reviewed the financial terms of certain recent business combinations which we deemed comparable in whole or in part, (iv) reviewed the terms of the Agreement, and (v) performed such other studies and analyses and considered such other factors as we deemed appropriate.
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Board of Directors
Sudbury, Inc.
November 18, 1996
Page 2

     We have not independently verified the information described above and for purposes of this opinion have assumed the accuracy, completeness and fairness thereof. With respect to the information relating to the prospects of Sudbury, we have assumed that such information reflects the best currently available judgments and estimates of the management of Sudbury as to the likely future financial performance of Sudbury. In addition, we have not made nor been provided with an independent evaluation or appraisal of the assets or liabilities of Sudbury, nor have we been furnished with any such evaluations or appraisals. Our opinion is based on market, economic and other conditions as they exist and can be evaluated as of the date of this letter.

     In arriving at our opinion, we were authorized to solicit, and did solicit, interest from certain third parties with respect to the acquisition of Sudbury.

     Our advisory services and the opinion expressed herein were prepared for the use of the Board of Directors of Sudbury and do not constitute a recommendation to any stockholder as to whether or not any stockholder should tender shares of Sudbury Common Stock in the Offer or how such stockholder should vote on the proposed Merger. We hereby consent to the inclusion of this opinion in its entirety as an exhibit to any proxy, registration statement or tender offer document required to be distributed in connection with the Transaction.

     Based upon and subject to the foregoing, it is our opinion that, as of the date of this letter, the cash consideration to be received by the holders of Sudbury Common Stock (other than Intermet and its affiliates) in the Transaction is fair, from a financial point of view, to such holders.

                                          Very truly yours,
                                          /s/ Alex. Brown & Sons Incorporated
                                          --------------------------------------
                                          ALEX. BROWN & SONS INCORPORATED